Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of the 15th day of February, 2007, by and between Scott Sheridan (the “Executive”) and INVESTools Inc. (the “Company”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of September 18, 2006, among INVESTools Inc., Atomic Acquisition Corp. and thinkorswim Group, Inc. (the “Merger Agreement”), the Company will acquire all of the outstanding common stock of thinkorswim Group, Inc.;

WHEREAS, pursuant to the Merger Agreement, the Company will acquire Executive’s equity interest in thinkorswim Group, Inc. for the consideration set forth in the Merger Agreement;

WHEREAS, the Company desires to employ Executive and to enter into an agreement, subject to the Closing (as defined in the Merger Agreement) and effective as of the Effective Date, embodying the terms of such employment; and

WHEREAS, Executive desires to accept such employment and enter into such an agreement, subject to the Closing and Effective as of the Effective Time;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.     Term of Employment.  Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Term”); provided, however, the Employment Term may be extended for additional one-year periods by mutual written agreement of the Company and Executive.

2.     Position.

a.             During the Employment Term, Executive shall serve as Executive Vice President of thinkorswim Group, Inc. (“thinkorswim”) and its subsidiaries.  In such position, Executive shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer of the Company consistent with such position.  If requested, Executive shall also serve as a member of the Boards of Directors of the Company and any of its subsidiaries without additional compensation.  During the Employment Term, no officer of thinkorswim or any of its subsidiaries shall hold an office at thinkorswim or any of its subsidiaries that is more senior than President.

b.             During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly, without the prior written consent of the Chief Executive Officer of the Company; provided that nothing herein shall preclude Executive, subject to the prior approval of the Chief Executive Officer of the Company, which approval will not be unreasonably withheld, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9 or Section 10.  Set forth on Exhibit A hereto is a complete list, as of the Effective Date, of the Executive’s positions on any board of directors or trustees of any business corporation or any charitable organization.

c.             At all times during the Employment Term, Executive shall adhere to and obey all of the Company’s written rules, regulations and policies, including without limitation the INVESTools code of business ethics, which govern the operation of the Company’s business and the conduct of employees of the Company.

3.     Base Salary.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $120,000, payable in regular installments in accordance with the Company’s usual payment practices.  Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.     Annual Bonus.  With respect to each full fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) in such amount, if any, as determined in the sole discretion of the Compensation Committee of the Company, but in no event less than $225,000 (“Bonus Floor”).  The Bonus Floor will be deemed to be earned ratably on a monthly basis throughout the applicable fiscal year.  The Annual Bonus shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year.

5.     Initial Stock Option Award. On or as soon as practicable following the Effective Date, Executive will be granted a non-qualified stock option under the Company’s Amended and Restated 2001 Stock Option Plan (the “Option Plan”), to purchase up to 230,891 shares of the Company’s common stock, and a non-qualified stock option under the Option Plan to purchase up to 230,890 shares of the Company’s common stock, each subject to the terms and conditions of the Company’s Amended and Restated Stock Option Plan, and subject to the action of the committee that administers such plan (each, a “Stock Option”).  Such Stock Options will include the following terms.  The per-share exercise price for one such Stock Option will be the fair market value of a share of the Company’s common stock on the date of grant, and the per-share exercise price for the other such Stock Option will be 150% of the fair market value of a share of the Company’s common stock on the date of grant, in each case determined in accordance with the terms of the Option Plan.  Each Stock Option will vest, subject to Executive’s continuous service through the applicable vesting date, with respect to 25% of the shares initially covered by the Option on each of the first, second, third and fourth anniversaries of the date of grant.  In the event a “Change of Control” of the Company (as defined under the Option Plan) occurs during the Employment Term or a subsequent Consulting Period (as defined in Section 12), any unvested Stock Option shall become vested immediately prior to such Change of Control.  Each Stock Option shall have a ten year term, subject to earlier expiration upon and following Executive’s termination of continuous service during the periods as specified in Section 7(f)-(j) of the Option Plan.

6.     Employee Benefits.  During the Employment Term, Executive shall be entitled to participate in the employee benefit plans of the Company or thinkorswim Group, Inc. (other than annual bonus plans, severance plans, and incentive plans) as in effect from time to time (collectively, “Employee Benefits”), on the same basis as those benefits are generally made available to other similarly situated executives.

7.     Business Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

8.     Termination.  The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 15 days advance written notice of any resignation of Executive’s employment other than for Constructive Termination and the Company will be required to give Executive at least 15 days advance written notice of termination if terminated by the Company without Cause.  Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a.             By the Company For Cause or By Executive Resignation Other Than For Constructive Termination.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation other than for Constructive Termination (as defined below); provided that Executive shall be required to give the Company at least 15 days advance written notice of a resignation other than for Constructive Termination.

For purposes of this Agreement, “Cause” shall mean:

(A)                              Executive becomes subject to a statutory or other disqualification that prevents Executive from performing Executive’s assigned duties under this Agreement;

(B)                                willful and material breach by Executive of any provision of this Agreement; provided the Company has delivered to Executive a written notice setting forth with particularity such breach and shall have given Executive an opportunity to meet with the Company and to cure such breach within 15 business days following delivery of such written notice;

(C)                                  any act by Executive of material fraud or dishonesty including, but not limited to, stealing or falsification of company records, with respect to any aspect of the business of the Company or its affiliates;

(D)                               material failure by Executive to follow the lawful instructions or directions of the Chief Executive Officer of the Company; provided the Company has delivered to Executive a written notice setting forth with particularity such failure and shall have given Executive an opportunity to meet with the Company and to cure such failure within 15 business days following delivery of such written notice;

(E)                                 failure by Executive to perform in any material manner under this Agreement other than due to Disability; provided the Company has delivered to Executive a written notice setting forth with particularity such failure and shall have given Executive an opportunity to meet with the Company and to cure such failure within 15 business days following delivery of such written notice;

(F)                                   misappropriation of company funds or of any corporate opportunity;

(G)                                  conviction of Executive of a felony, or of a crime that the Company, in its sole discretion, determines involves a subject matter which may reflect negatively on the reputation or business of the Company or any of its affiliates (or a plea of nolo contendere thereto);

(H)                               acts by Executive attempting to secure or securing any personal profit not fully disclosed to and approved by the Chief Executive Officer of the Company in connection with any transaction entered into on behalf of the Company or any of its affiliates;

(I)                                    gross, willful or wanton negligence or misconduct which constitutes a breach of any fiduciary duty or duty of loyalty owed to the Company by Executive;

(J)                                   material violation of any lawful policy, rule, regulation or directive of the Company or any of its affiliates; provided the Company has delivered to Executive a written notice setting forth with particularity such violation and shall have given Executive an opportunity to meet with the Company and to cure such violation within 15 business days following delivery of such written notice;

(K)                               conduct on the part of Executive, even if not in connection with the performance of Executive’s duties contemplated under this Agreement, that could result in serious prejudice to the interests of the Company or any of its affiliates, as determined by the Company in its sole discretion, and failure by Executive to cease such conduct within 15 business days following receipt of notice to cease such conduct;

(L)                                 acceptance by Executive of employment with another employer without the consent of the Company; or

(M)                            violation of any material federal or state securities laws, rules or regulations; provided the Company has delivered to Executive a written notice setting forth with particularity such violation and shall have given Executive an opportunity to meet with the Company and to cure such violation within 15 business days following delivery of such written notice.

(ii)  If Executive’s employment is terminated by the Company for Cause, or if Executive resigns other than for Constructive Termination, Executive shall be entitled to receive:

(A)          the Base Salary through the date of termination;

(B)           any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4;

(C)           reimbursement, within 30 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(D)          such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans as described in Section 6 (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive other than for Constructive Termination, except as set forth in this Section 8(a)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b.             Disability or Death.

(i)  The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”).  Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

(ii)  Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A)          the Accrued Rights; and

(B)           subject to Executive’s continued compliance with the provisions of Sections 9 and 10, continued payment of the Base Salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, for a period of three months following the date of such termination.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c.             By the Company Without Cause.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause.

(ii)  If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability), Executive shall be entitled to receive:

(A)          the Accrued Rights; and

(B)           subject to Executive’s continued compliance with the provisions of Sections 9 and 10, continued payment of the Base Salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, for a period equal to the longer of (i) 12 months following the date of such termination and (ii) the end of the Employment Term.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability), except as set forth in this Section 8(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d.             Termination by Executive for Constructive Termination.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Executive for Constructive Termination (as defined below).

For purposes of this Agreement, “Constructive Termination” shall mean:

(A) a material breach of the terms of this Agreement by the Company which remains uncorrected for 30 days following written notice setting forth with particularity such breach given by Executive to the Company;

                (B) a material diminution in Executive’s title, duties, responsibilities or authority or the assignment to Executive of duties materially inconsistent with his position which remains uncorrected for 30 days following written notice setting forth with particularly such events given by Executive to the Company; or

                (C) relocation of Executive from the Chicago office of thinkorswim or relocation of the Chicago office of thinkorswim without the consent of Executive;

provided that, in each case, Executive must have notified the Company in writing of the event constituting Good Reason not later than sixty (60) days following the later to occur of the occurrence of the event constituting Good Reason or Executive’s actual knowledge thereof.

(ii)  If Executive’s employment is terminated by the Executive for Constructive Termination, Executive shall be entitled to receive:

(A)          the Accrued Rights; and

(B)           subject to Executive’s continued compliance with the provisions of Sections 9 and 10, continued payment of the Base Salary in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, for a period equal to the longer of (i) twelve months following the date of such termination and (ii) the end of the Employment Term.

                               Following Executive’s resignation for Constructive Termination, except as set forth in this Section 8(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

e.             Expiration of Employment Term.

(i)  Unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b), (c) or (d) of this Section 8, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the last day of the Employment Term (including any extensions pursuant to Section 1) and Executive shall be entitled to receive the Accrued Rights.

Following such termination of Executive’s employment hereunder as a result of the expiration of the Employment Term, except as set forth in this Section 8(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii)  Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 9, 10 and 11 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

f.              Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14(i) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

g.             Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board of Directors of the Company (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

9.     Non-Competition.

a.             Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(1)   During the Employment Term and for a period of 12 months following the date Executive ceases to be employed by the Company, or, if longer, for a period lasting through the scheduled expiration date of the Employment Term as though no such termination of employment had occurred (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly:
(i)                                     engage in any business that competes with the businesses of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and in connection with which the Company and/or its affiliates have expended more than nominal time and/or capital and as to which plans Executive is aware) in any geographical area in which the Company or its affiliates produces, sells, leases, rents, licenses or otherwise provides its products or services, including without limitation any retail and institutional securities and brokerage business that has a niche market in or is focused on offering services that facilitate the trading of exchange traded equity and index options (an “Options B-D”), the investor education business, and the business of developing financial services software or technology for an Options B-D or the investor education market (a “Competitive Business”);
(ii)                                  enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)                               acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(iv)                              interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, contractors, managers, consultants, suppliers or investors of the Company or its affiliates.
(2)   Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(3)   During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(i)                                     solicit or encourage any employee of the Company or any of its affiliates to leave the employment of the Company or its affiliates; provided that the foregoing shall not prohibit a general solicitation for employment not directed to employees of the Company or any of its affiliates; or
(ii)                                  hire any employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within six months prior to or after, the termination of Executive’s employment with the Company;
provided that the foregoing restrictions of this Paragraph (3) shall not apply to the employee who served as Executive’s secretary (or administrative assistant) at the time of Executive’s termination of employment.
(4)   During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

b.             It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.  The provisions of this Section 9 shall survive the termination of Executive’s employment for any reason.

10.   Confidentiality; Intellectual Property.

a.             Confidentiality.

(i)  Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person, or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including without limitation trade secrets, research and development, software, consulting techniques, source codes, databases, inventions, processes, formulae, methods and methodologies for analyzing and investing in the stock market, software, databases, technology, designs and other intellectual property, information concerning finances, investments, projections, profits, strategies, pricing, costs, products, services, service providers, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals), in whatever form or media, concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis, including any such information obtained prior to the Effective Date (“Confidential Information”) without the prior written authorization of the Chief Executive Officer of the Company.

(ii)  “Confidential Information” shall not include any information that is (x) generally known to the industry or the public other than as a result of Executive’s breach of this covenant, (y) made legitimately available to Executive by a third party without breach of any confidentiality obligation, or (z) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company, at the Company’s expense, to obtain a protective order or similar treatment.

(iii)  Upon termination of Executive’s employment with the Company for any reason, Executive shall (y) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or any of its affiliates and (z) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not company property) that contain Confidential Information or otherwise relate to the business of the Company or any of its affiliates, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

b.             Intellectual Property.

(i)  If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, materials, documents or other work product fixed in any tangible medium of expression (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii)  Executive shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iii)  Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(iv)  The provisions of Section 10 shall survive the termination of Executive’s employment for any reason.

11.   Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

12.   Consulting Period.  In the event that, during the Employment Term and prior to a Change of Control of the Company (as defined under the Option Plan), Executive’s employment hereunder is terminated by the Company without Cause or by Executive for Constructive Termination, and at the time of such termination the Company is actively engaged in substantive negotiations (and has conducted more than preliminary due diligence investigations) with respect to a transaction that, if consummated, would result in a Change of Control of the Company, then Executive agrees to continue to serve the Company and its Subsidiaries and Affiliates as a consultant for a period of 12 months following such termination of Executive’s employment and the Employment Term (the “Consulting Period”).  In such role, Executive will advise the Chief Executive Officer of the Company on such matters as the Chief Executive Officer shall reasonably request (including advising on strategic matters and working with the Chief Executive Officer towards the successful completion of a Change in Control of the Company), shall meet with the Board periodically as requested by it, and shall assume such other responsibilities as the Executive and the Company’s Chief Executive Officer or the Board shall mutually agree.  Executive shall not be required to provide such consulting services in any Company office or to maintain any specified or minimum office hours, but agrees to make himself reasonably available to the Company in connection with such consulting services.  As consideration for such consulting services, Executive shall continue to vest in Executive’s then unvested Stock Options in accordance with the normal vesting schedule during the period of continuous service (i.e., with the period of consultancy being treated as “continuous services” for purposes of the Stock Options, and with the potential for accelerated vesting in connection with a Change of Control during the Consulting Period,), Executive shall be paid a per diem amount for his consulting services, and Executive shall be promptly reimbursed for travel, food, lodging and other out-of pocket expenses reasonably incurred by Executive in performing such services, in each case on terms mutually agreed to by the Executive and the Company’s Chief Executive Officer or the Board.  If the Change of Control occurs prior to the end of such 12 month period, then the Consulting Period shall terminate immediately following the effective date of the Change of Control.

13.   Exams; Form U-4’s; Rules and Regulations.  Executive shall register all of Executive’s securities licenses with thinkorswim, Inc. and shall remain registered with thinkorswim, Inc. during the Employment Term.  Executive represents and warrants to the Company that Executive has passed the following qualification examinations and Executive’s registrations associated with such examinations have not lapsed:

[EXECUTIVE TO COMPLETE]

 Executive covenants and agrees to promptly report in writing to the Compliance Department of thinkorswim Inc. (with a copy to the Chief Executive Officer of the Company) any material changes to Executive’s Form U-4.

Executive certifies and agrees that all statements made by Executive on any application form submitted to the Company for the Company’s use or for filing with any federal or state authority or any regulatory or self-regulatory organization are and will be true and accurate to the best of Executive’s knowledge, after reasonable investigation.

14.   Background Check.  Executive hereby authorizes and requests any and all former employers, and any other person with whom Executive was associated in a business capacity, to furnish to the Company or to any other person authorized to act on the Company’s behalf, any information they have concerning the background and creditworthiness of Executive.  Executive hereby grants to the Company and to anyone authorized to act on the Company’s behalf the right to conduct a thorough investigation of past employment, engagement and associations, creditworthiness, character, ability, activities and reputation.

15.   Miscellaneous.

a.             Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflicts of laws principles thereof.

b.             Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.             No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.             Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.             Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f.              No Mitigation; Set-Off.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates in his capacity as an employee of the Company and its affiliates.

g.             Compliance with IRC Section 409A.  Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible without any additional liability for the Company, in a manner, determined by the Chief Executive Officer of the Company, that does not cause such an accelerated or additional tax.

h.             Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

i.              Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

INVESTools Inc.

13947 South Minuteman Drive

Draper, UT 84020

Attention: Chief Financial Officer

Fax 801-816-6010

Attention:

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

j.              Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

k.             Prior Agreements.  This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates.

l.              Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement.

m.            Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

n.             Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

INVESTOOLS INC.	SCOTT SHERIDAN

/s/ Lee K. Barba	/s/ Scott Sheridan

By: Lee K. Barba
Title: Chief Executive Officer